UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]                                                                Filed by a Party other than the Registrant [   ]

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☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material Pursuant to § 240.14a-12

Whitestone REIT
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 April 23, 2009

Dear Whitestone REIT Shareholder:

By now, you should have received the notice of our annual meeting of shareholders and proxy statement which was mailed a few weeks ago. For those who are able to attend, we look forward to seeing you at the meeting, to be held in Houston on May 7, 2009 at 10:00 a.m. at the Houston Engineering and Scientific Society Club, 5430 Westheimer Road.

The Board of Trustees recommends a vote “For” the following proposals:

1. Election of the following nominees to the Company’s Board:
James C. Mastandrea and Jack L. Mahaffey

2. Ratification of Pannell Kerr Forster of Texas, P.C. as our independent registered public accountants.

It is important that your shares be represented at the annual meeting. If you are not able to attend the meeting in person, we urge you to authorize a proxy to vote your shares. This can be done in one of three ways:

•	TELEPHONE: Call toll-free 1-800-776-9437 if calling from the United States, or 1-718-921-8500 from foreign countries.
•
MAIL: Sign, date and promptly return your proxy card. For your convenience, we have also enclosed a proxy card with complete voting instructions and a return envelope so that you can vote your shares if you do not have the original card that was mailed to you with the proxy statement. If you have already voted the original proxy card, please disregard the enclosed card.

•	INTERNET: Access www.voteproxy.com and follow the on-screen instructions.

Whitestone has hired Morrow, Inc., a proxy solicitation firm, to call and explain the proposal items and answer any questions you may have. As always, you can call our management team or trustees with your questions as well.

We thank you for your continued confidence and support.

Sincerely,

Anne Gregory
Assistant Vice President, Marketing and Investor Relations

Enclosures: Proxy Card with Authorization Instructions
Postage-Paid Envelope to Mail Proxy to American Stock Transfer
How To Locate Your Account Number

Whitestone REIT Company Number = 11457

How to locate your Account Number:

On your original Proxy Card:

OR

On a recent Dividend Check:

... OR - simply call American Stock Transfer’s Shareholder Services: Toll-free (800) 937 - 5449